Exhibit (e)(1)

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (“Agreement”), dated as of March         , 2013, is by and between Cornerstone Therapeutics Inc., a Delaware corporation (the “Company”) and                      (“Indemnitee”).

WHEREAS, on February 22, 2013, the Company’s board of directors (the “Board”) established and appointed a special committee (the “Special Committee”) of independent, disinterested directors to, among other things, review, evaluate, consider, negotiate and, to the fullest extent permitted by law, execute a potential transaction involving Chiesi Farmaceutici SpA (“Chiesi”), the Company’s majority stockholder, and to consider any potential alternatives to such transaction;

WHEREAS, the Board appointed Indemnitee to serve as a member of the Special Committee;

WHEREAS, Indemnitee’s willingness to serve as a member of the Special Committee and to continue to serve as a director of the Company is predicated, in substantial part, upon the Company’s willingness to indemnify him or her in accordance with the provisions set forth in this Agreement, to the fullest extent permitted by the laws of the State of Delaware; and

WHEREAS, in recognition of the need to provide Indemnitee with substantial protection against personal liability, in order to procure Indemnitee’s service as a member of the Special Committee and as a director and to enhance Indemnitee’s ability to serve as a member of the Special Committee and as a director in an effective manner, and in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any future amendment to the Company’s certificate of incorporation or bylaws (collectively, the “Constituent Documents”), any change in the composition of the Board or any change in control or business combination transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of, and the advancement of Expenses (as defined in Section 1(f)) to Indemnitee as set forth in this Agreement and for the coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

NOW, THEREFORE, in consideration of the foregoing and the Indemnitee’s agreement to serve as a member of the Special Committee and to continue to serve as a director, the parties agree as follows:

Section 1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Beneficial Owner” has the meaning given to the term “beneficial owner” in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) “Change in Control” means the occurrence after the date of this Agreement of any of the following events:

(i) any Person other than Chiesi or one or more of Chiesi’s wholly-owned subsidiaries becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the Company’s then outstanding Voting Securities unless the change in relative Beneficial Ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors;

(ii) the consummation of a reorganization, merger or consolidation to which the Company is a party, unless immediately following such reorganization, merger or consolidation, all of the Beneficial Owners of the Voting Securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 51% of the combined voting power of the outstanding Voting Securities of the entity resulting from such transaction;

(iii) during any period of two consecutive years, not including any period prior to the execution of this Agreement, individuals who at the beginning of such period constituted the Board (including for this purpose any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board;

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(v) consummation of any transaction that has the purpose of effect of causing the Company’s common stock to no longer be listed on a national securities exchange.

(c) “Claim” means:

(i) any threatened, asserted, pending or completed claim, demand, action, suit, proceeding or alternative dispute resolution mechanism (including any cross claim or counterclaim in any action, suit or proceeding), whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; or

(ii) any inquiry, hearing or investigation (including discovery), whether made, instituted or conducted by the Company or any other party, including any federal, state or other governmental entity, that the Indemnitee determines might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism.

(d) “Delaware Court” is defined in Section 9(e).

(e) “Disinterested Director” means a director of the Company who is not and was not a party to the Claim in respect of which indemnification is sought by Indemnitee.

(f) “Expenses” means any and all expenses, including attorneys’ and experts’ fees, court costs, transcript costs, travel expenses, duplicating, printing and binding costs, telephone charges, postage, delivery service fees, and all other costs and expenses, paid or incurred in connection with investigating, defending (including by the assertion of affirmative defenses and counterclaims), being a witness in or participating in (including on appeal) or preparing to investigate, defend, be a witness or participate in (including an appeal), any Claim. Expenses also shall include (i) Expenses incurred in connection with any appeal resulting from any Claim, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond or other appeal bond or its equivalent, and (ii) Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, the Constituent Documents, applicable law or otherwise, by litigation or otherwise. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee. The parties agree that for the purposes of any advancement of Expenses for which Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such demand that are certified by affidavit of Indemnitee’s counsel as being reasonable shall be presumed conclusively to be reasonable.

(g) “Expense Advance” means any payment of Expenses advanced to Indemnitee by the Company pursuant to Section 4 or Section 5.

(h) “Indemnifiable Event” means (i) any event or occurrence, whether occurring before, on or after the date of this Agreement, related to the Company or to the fact that Indemnitee is or was a member of the Special Committee or a director of the Company or (ii) any actual or alleged action or inaction by Indemnitee in any such capacity (whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Agreement).

(i) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently performs, nor in the past five years has performed, services for either: (i) the Company or Indemnitee (other than in connection with matters concerning Indemnitee under this Agreement or of other indemnitees under similar agreements) or (ii) any other party to the Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(j) “Losses” means any and all Expenses, damages (including punitive, exemplary, and the multiplied portion of any damages), losses, liabilities, judgments, fines, payments, penalties (whether civil, criminal or other), ERISA excise taxes, amounts paid or payable in settlement, including any interest, assessments, any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement and all other charges paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim, awards and amounts paid in settlement (including all interest, assessments and other charges paid or incurred in connection with or with respect to any of the foregoing).

(k) “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

(l) “Standard of Conduct Determination” is defined in Section 9(b).

(m) “Voting Securities” means any securities of the Company that vote generally in the election of directors.

Section 2. Services to the Company. Indemnitee agrees to serve or continue to serve as a member of the Special Committee and as a director of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation or is no longer serving in such capacity. This Agreement shall not be deemed an employment agreement between the Company and Indemnitee. This Agreement shall continue in force after Indemnitee has ceased to serve as a member of the Special Committee and after Indemnitee has caused to serve as a director of the Company, as provided in Section 12.

Section 3. Indemnification. Subject to Section 9 and Section 10, the Company shall indemnify Indemnitee, to the fullest extent permitted by the laws of the State of Delaware in effect on the date hereof, or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Losses actually and reasonably incurred if Indemnitee was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising in whole or in part or directly or indirectly out of an Indemnifiable Event, including, without limitation, Claims brought by or in the right of the Company, Claims brought by third parties, and Claims in which the Indemnitee is solely a witness. The Company’s indemnification obligations set forth in this Section shall apply (i) in respect of Indemnitee’s past, present and future service and (ii) regardless of whether Indemnitee is serving at the time any such Loss is incurred.

Section 4. Advancement of Expenses. Indemnitee shall have the right to advancement by the Company, from time to time prior to the final disposition of any Claim by final adjudication to which there are no further rights of appeal, of any and all Expenses actually and reasonably paid or incurred by Indemnitee or which Indemnitee determines are reasonably likely to be paid or incurred by Indemnitee in connection with any Claim arising out of an Indemnifiable Event. Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct. Without limiting the generality or effect of the foregoing, within ten business days after any request by Indemnitee, the Company shall, in accordance with such request, (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse Indemnitee for such Expenses; provided, however, that Indemnitee shall repay, without interest, any amounts actually advanced to Indemnitee that, at the final disposition of the Claim to which the advance related, were in excess of amounts paid or incurred by Indemnitee with respect to Expenses relating to, arising out of or resulting from such Claim. In connection with any request for Expense Advances, Indemnitee shall not be required to provide any documentation or information to the extent that the provision thereof could undermine or otherwise jeopardize attorney-client privilege. In connection with any request for Expense Advances, Indemnitee shall execute and deliver to the Company an undertaking (which shall be accepted without reference to Indemnitee’s ability to repay the Expense Advances), in the form attached hereto as Exhibit A, to repay any amounts paid, advanced or reimbursed by the Company for such Expenses to the extent that it is ultimately determined, following the final disposition of such Claim, that Indemnitee is not entitled to indemnification hereunder. Indemnitee’s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon.

Section 5. Indemnification for Expenses in Enforcing Rights. To the fullest extent allowable under applicable law, the Company shall also indemnify against, and, if requested by Indemnitee, shall advance to Indemnitee subject to and in accordance with Section 4, any and all Expenses actually and reasonably paid or incurred by Indemnitee or which Indemnitee determines are reasonably likely to be paid or incurred by Indemnitee in connection with any action or proceeding by Indemnitee for (a) indemnification or reimbursement or advance payment of Expenses by the Company under any provision of this Agreement, or under any other agreement or provision of the Constituent Documents now or hereafter in effect relating to Claims relating to Indemnifiable Events, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, reimbursement, advance or insurance recovery, as the case may be; provided, however, that Indemnitee shall return, without interest, any such advance of Expenses (or portion thereof) that remains unspent at the final disposition of the Claim to which the advance related. Indemnitee shall be required to reimburse the Company in the event that a final judicial determination is made that such action brought by Indemnitee was frivolous and not made in good faith.

Section 6. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of any Losses in respect of a Claim related to an Indemnifiable Event but not for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

Section 7. Notification and Defense of Claims.

(a) Notification of Claims. Indemnitee shall notify the Company in writing as soon as reasonably practicable of any Claim which could relate to an Indemnifiable Event or for which Indemnitee could seek Expense Advances, including a brief description (based upon information then available to Indemnitee) of the nature of, and the facts underlying, such Claim. The failure by Indemnitee to timely notify the Company hereunder shall not relieve the Company from any liability hereunder unless, and only to the extent that, the Company did not otherwise learn of such Claim and such failure results in forfeiture by the Company of substantial defenses or rights. If at the time of the receipt of such notice, the Company has directors’ and officers’ liability insurance in effect under which coverage for Claims related to Indemnifiable Events is potentially available, the Company shall give prompt written notice to the applicable insurers in accordance with the procedures set forth in the applicable policies. The Company shall provide to Indemnitee a copy of such notice delivered to the applicable insurers, and copies of all subsequent correspondence between the Company and such insurers regarding the Claim, in each case substantially concurrently with the delivery or receipt thereof by the Company.

(b) Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event at its own expense or to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any such Claim, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently directly incurred by Indemnitee in connection with Indemnitee’s defense of such Claim other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its own legal counsel in such Claim, but all Expenses related to such counsel incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s own expense; provided, however, that if (i) Indemnitee’s employment of its own legal counsel has been authorized by the Company, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of such Claim, (iii) after a Change in Control, Indemnitee’s employment of its own counsel has been approved by the Independent Counsel or (iv) the Company shall not in fact have employed counsel to assume the defense of such Claim, then Indemnitee shall be entitled to retain its own separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any such Claim) and all Expenses related to such separate counsel shall be borne by the Company. The Company shall not be entitled to assume the defense of any Claim brought by or on behalf of the Company or as to which Indemnitee shall have made the determination provided for in (ii), (iii) and (iv) above.

Section 8. Procedure upon Application for Indemnification. In order to obtain indemnification pursuant to this Agreement, Indemnitee shall submit to the Company a written request therefor, including in such request such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of the Claim, provided that documentation and information need not be so provided to the extent that the provision thereof would undermine or otherwise jeopardize attorney-client privilege. Such request(s) may be delivered from time to time and at such time(s) as Indemnitee deems appropriate in his or her sole discretion. Indemnification shall be made insofar as the Company determines Indemnitee is entitled to indemnification in accordance with Section 9 below and applicable law.

Section 9. Determination of Right to Indemnification.

(a) Mandatory Indemnification; Indemnification as a Witness.

(i) To the extent that Indemnitee shall have been successful on the merits or otherwise in defense of any Claim relating to an Indemnifiable Event or any portion thereof or in defense of any issue or matter therein, including without limitation dismissal without prejudice, Indemnitee shall be indemnified against all Losses relating to such Claim in accordance with Section 3 to the fullest extent allowable by law and no Standard of Conduct Determination shall be required.

(ii) To the extent that Indemnitee’s involvement in a Claim relating to an Indemnifiable Event is to prepare to serve and serve as a witness, and not as a party, the Indemnitee shall be indemnified against all Losses incurred in connection therewith to the fullest extent allowable by law and no Standard of Conduct Determination shall be required.

(b) Standard of Conduct. To the extent that the provisions of Section 9(a) are inapplicable to a Claim related to an Indemnifiable Event that shall have been finally disposed of, any determination of whether Indemnitee has satisfied any applicable standard of conduct under Delaware law that is a legally required condition to indemnification of Indemnitee hereunder against Losses relating to such Claim and any determination that Expense Advances must be repaid to the Company (a “Standard of Conduct Determination”) shall be made as follows:

(i) if no Change in Control has occurred, (A) by a majority vote of the Disinterested Directors, even if less than a quorum of the Board, (B) if such Disinterested Directors so direct, by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum or (C) if there are no such Disinterested Directors, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee; and

(ii) if a Change in Control shall have occurred, (A) if the Indemnitee so requests in writing, by a majority vote of the Disinterested Directors, even if less than a quorum of the Board or (B) otherwise, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee.

The Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within ten business days of such request, any and all Expenses incurred by Indemnitee in cooperating with the person or persons making any Standard of Conduct Determination.

(c) Making the Standard of Conduct Determination. The Company shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 9(b) to be made as promptly as practicable. If the person or persons designated to make the Standard of Conduct Determination under Section 9(b) shall not have made a determination within 30 days after the later of (A) receipt by the Company of a written request from Indemnitee for indemnification pursuant to Section 8 (the date of such receipt being the “Notification Date”) and (B) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel, then Indemnitee shall be deemed to have satisfied the applicable standard of conduct; provided that such 30-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the person or persons making such determination in good faith requires such additional time to obtain or evaluate information relating thereto. Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of any Claim.

(d) Payment of Indemnification. If, in regard to any Losses:

(i) Indemnitee shall be entitled to indemnification pursuant to Section 9(a);

(ii) no Standard Conduct Determination is legally required as a condition to indemnification of Indemnitee hereunder; or

(iii) Indemnitee has been determined or deemed pursuant to Section 9(b) or Section 9(c) to have satisfied the Standard of Conduct Determination,

then the Company shall pay to Indemnitee, within ten business days after the later of (A) the Notification Date or (B) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) is satisfied, an amount equal to such Losses.

(e) Selection of Independent Counsel for Standard of Conduct Determination. If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 9(b)(i), the Independent Counsel shall be selected by the Board of

Directors, and the Company shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected. If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 9(b)(ii), the Independent Counsel shall be selected by Indemnitee, and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either case, Indemnitee or the Company, as applicable, may, within five business days after receiving written notice of selection from the other, deliver to the other a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” in Section 1(i), and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person or firm so selected shall act as Independent Counsel. If such written objection is properly and timely made and substantiated, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit; and (ii) the non-objecting party may, at its option, select an alternative Independent Counsel and give written notice to the other party advising such other party of the identity of the alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences, the introductory clause of this sentence and numbered clause (i) of this sentence shall apply to such subsequent selection and notice. If applicable, the provisions of clause (ii) of the immediately preceding sentence shall apply to successive alternative selections. If no Independent Counsel that is permitted under the foregoing provisions of this Section 9(e) to make the Standard of Conduct Determination shall have been selected within 20 days after the Company gives its initial notice pursuant to the first sentence of this Section 9(e) or Indemnitee gives its initial notice pursuant to the second sentence of this Section 9(e), as the case may be, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware (“Delaware Court”) to resolve any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or to appoint as Independent Counsel a person to be selected by the Court or such other person as the Court shall designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed will act as Independent Counsel. In all events, the Company shall pay all of the reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel’s determination pursuant to Section 9(b).

(f) Presumptions and Defenses.

(i) Indemnitee’s Entitlement to Indemnification. In making any Standard of Conduct Determination, the person or persons making such determination shall presume that Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the Company may overcome that presumption only by its adducing clear and convincing evidence to the contrary. Any Standard of Conduct Determination that is adverse to Indemnitee may be challenged by the Indemnitee in the Delaware Court. No determination by the Company (including by its directors or any Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct may be used as a defense to any legal proceedings brought by Indemnitee to secure indemnification or reimbursement or advance payment of Expenses by the Company hereunder or create a presumption that Indemnitee has not met any applicable standard of conduct.

(ii) Reliance as a Safe Harbor. For purposes of this Agreement, and without creating any presumption as to a lack of good faith if the following circumstances do not exist, Indemnitee shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company if Indemnitee’s actions or omissions to act are taken in good faith reliance upon the records or books of account of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to Indemnitee by the officers or employees of the Company in the course of their duties, or by committees of the Board or by any other Person (including legal counsel, accountants and financial advisors). In addition, the knowledge and/or actions, or failures to act, of any director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnity hereunder.

(iii) No Other Presumptions. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, will not create a presumption that Indemnitee did not meet any applicable standard of conduct or have any particular belief, or that indemnification hereunder is otherwise not permitted.

(iv) Defense to Indemnification and Burden of Proof. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Losses incurred in defending against a Claim related to an Indemnifiable Event in advance of its final disposition) that the Indemnitee has not met the standards of conduct that make it permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any related Standard of Conduct Determination, it shall be presumed that the Indemnitee is entitled to indemnification, and the Company and anyone else seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence. Neither the failure of the Company (including the Board, any Independent Counsel or the Company’s stockholders) to have made a determination prior to the commencement of such action by the Indemnitee that indemnification is proper under the circumstances because he or she has met the applicable standard of conduct set forth in Delaware law, nor an actual determination by the Company (including the Board, any Independent Counsel or the Company’s stockholders) that the Indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

(v) Resolution of Claims. The Company acknowledges that a settlement or other disposition short of final judgment may be successful on the merits or otherwise for purposes of Section 9(a)(i) if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Claim relating to an Indemnifiable Event to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise for purposes of Section 9(a)(i). The Company shall have the burden of proof to overcome this presumption by clear and convicing evidence.

Section 10. Exclusions from Indemnification. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to:

(a) indemnify or advance funds to Indemnitee for Expenses or Losses with respect to proceedings initiated by Indemnitee, including any proceedings against the Company or its directors, officers, employees or other indemnitees and not by way of defense, except:

(i) proceedings referenced in Section 5 (unless a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith and was frivolous); or

(ii) where the Company has joined in or the Board has consented to the initiation of such proceedings.

(b) indemnify Indemnitee if a final decision by a court of competent jurisdiction (not subject to appeal) determines that such indemnification is prohibited by applicable law.

(c) indemnify Indemnitee for the disgorgement of profits arising from the purchase or sale by Indemnitee of securities of the Company in violation of Section 16(b) of the Exchange Act, or any similar successor statute.

(d) indemnify or advance funds to Indemnitee for Indemnitee’s reimbursement to the Company of any bonus or other incentive-based or equity-based compensation previously received by Indemnitee or payment of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements under Section 304 of the Sarbanes-Oxley Act of 2002 in connection with an accounting restatement of the Company or the payment to the Company of profits arising from the purchase or sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act).

Section 11. Settlement of Claims. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Claim related to an Indemnifiable Event effected without the Company’s prior written consent (such consent not to be unreasonably withheld or delayed); provided, however, that if a Change in Control has occurred, the Company shall be liable for indemnification of the Indemnitee for amounts paid in settlement if an Independent Counsel has approved the settlement. The Company shall not settle any Claim related to an Indemnifiable Event in any manner that would impose any Losses on the Indemnitee without the Indemnitee’s prior written consent. The Company shall not, without the prior written consent of Indemnitee (which consent may be given or withheld in the sole discretion of Indemnitee), effect any settlement of any threatened or pending Indemnifiable Event that Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of Indemnitee from all liability on any claims that are the subject matter of such Indemnifiable Event.

Section 12. Duration. All agreements and obligations of the Company contained herein shall continue during the period that Indemnitee is a director of the Company and shall continue thereafter (i) so long as Indemnitee may be subject to any possible Claim relating to an

Indemnifiable Event (including any rights of appeal thereto) and (ii) throughout the pendency of any proceeding (including any rights of appeal thereto) commenced by Indemnitee to enforce or interpret his or her rights under this Agreement, even if, in either case, he or she may have ceased to serve in such capacity at the time of any such Claim or proceeding.

Section 13. Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the Constituent Documents, the General Corporation Law of the State of Delaware, any other contract or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (a) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will be deemed to have such greater right hereunder and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, Indemnitee will be deemed to have such greater right hereunder. The Company will not adopt any amendment to any of the Constituent Documents the effect of which would be to deny, diminish or encumber Indemnitee’s right to indemnification under this Agreement or any Other Indemnity Provision.

Section 14. Liability Insurance. For the duration of Indemnitee’s service as a director of the Company, and thereafter for so long as Indemnitee shall be subject to any pending Claim relating to an Indemnifiable Event, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to continue to maintain in effect policies of directors’ and officers’ liability insurance providing coverage to the maximum extent of coverage available for any other director or officer of the Company. Upon request, the Company will provide to Indemnitee copies of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials and shall provide Indemnitee with a reasonable opportunity to review and comment on the same. Without limiting the generality or effect of the two immediately preceding sentences, no discontinuation or significant reduction in the scope or amount of coverage from one policy period to the next shall be effective (a) without the prior approval thereof by a majority vote of the Directors who, as of the date of this Agreement, constitute the Board (collectively, the “Incumbent Directors”), even if less than a quorum, or (b) if at the time that any such discontinuation or significant reduction in the scope or amount of coverage is proposed there are no Incumbent Directors, without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld or delayed). In all policies of directors’ and officers’ liability insurance maintained by the Company, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s directors by such policy. The Company may, but shall not be required to, create a trust fund, grant a security interest or use other means, including a letter of credit, to ensure the payment of such amounts as may be necessary to satisfy its obligations to indemnify and advance expenses pursuant to this Agreement.

Section 15. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Losses to the extent Indemnitee has otherwise received payment under any insurance policy, the Constituent Documents, Other Indemnity Provisions or otherwise of the amounts otherwise indemnifiable by the Company hereunder.

Section 16. Subrogation. In the event of payment to Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee. Indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

Section 17. Amendments. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

Section 18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, reorganization or otherwise to all or substantially all of the business and/or assets of the Company and such successor will thereafter be deemed the “Company” for purposes of this Agreement), assigns, spouses, heirs, executors, administrators, successors, distributees, legatees and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation, reorganizaiton or otherwise) to all, substantially all or a substantial part of the business and/or assets of the Company, by written agreement in form and substances satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 19. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any portion thereof) are held by a court of competent jurisdiction to be invalid, illegal, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

Section 20. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, by postage prepaid, certified or registered mail:

(a)	if to Indemnitee, to the address set forth on the signature page hereto.

(b)	if to the Company, to:

Cornerstone Therapeutics Inc.

1255 Crescent Green Drive, Suite 250

Cary, NC 27518

Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of hand delivery or on the third business day after mailing.

Section 21. Governing Law and Forum. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to its principles of conflicts of laws. The Company and Indemnitee hereby irrevocably and unconditionally: (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court and not in any other state or federal court in the United States, (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement and (c) waive, and agree not to plead or make, any claim that the Delaware Court lacks venue or that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

Section 22. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

Section 23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CORNERSTONE THERAPEUTICS INC.

By:
Name:
Title:

INDEMNITEE

Name:
Address:

Exhibit A

FORM OF UNDERTAKING TO REPAY ADVANCEMENT OF EXPENSES

[DATE]

[OFFICER(S) TO WHOM NOTICE IS DELIVERED]

Cornerstone Therapeutics Inc.

1255 Crescent Green Drive, Suite 250

Cary, NC 27518

Re:	Undertaking to Repay Advancement of Expenses

Dear [ADDRESSEE]:

This undertaking is being provided pursuant to that certain Indemnification Agreement, dated March         , 2013, by and between Cornerstone Therapeutics Inc., a Delaware corporation (the “Company”), and the undersigned as Indemnitee (the “Indemnification Agreement”). Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Indemnification Agreement. Pursuant to the Indemnification Agreement, among other things, I am entitled to the advancement of Expenses paid or incurred in connection with Claims relating to Indemnifiable Events.

I have become subject to [DESCRIPTION OF PROCEEDING] (the “Proceeding”) based on my status as a director of the Company/alleged actions or failures to act in my capacity as a director of the Company. This undertaking also constitutes notice to the Company of the Proceeding pursuant to Section 7(a) of the Indemnification Agreement. The following is a brief description of the [current status of the] Proceeding:

[DESCRIPTION OF PROCEEDING]

Pursuant to Section 4 of the Indemnification Agreement, the Company can (a) pay such Expenses on my behalf, (b) advance funds in an amount sufficient to pay such Expenses, or (c) reimburse me for such Expenses. Pursuant to Section 4 of the Indemnification Agreement, I hereby request an Expense Advance in connection with the Proceeding. The Expenses for which advances are requested are as follows:

[DESCRIPTION OF EXPENSES]

In connection with the request for Expense Advances [set out above/delivered to the Company separately on [DATE]], I hereby undertake to repay any amounts paid, advanced or reimbursed by the Company for such Expense Advances to the extent that it is ultimately determined that I am not entitled to indemnification under the Indemnification Agreement.

This undertaking shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

[SIGNATURE PAGE FOLLOWS]

Ex. A-1

Very truly yours,

Name: Title:

[cc:	[ADD PARTY NAME AND ADDRESS AS REQUIRED]]

Ex. A-2